Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Infosys Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-32196) on Form S-8 and in the registration statement (No. 333-138491) on Form F-3 of Infosys Technologies Limited of our reports dated April 28, 2007, with respect to the consolidated balance sheets of Infosys Technologies Limited as of March 31, 2006 and 2007, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2007, and related financial statement schedule II, management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 annual report on Form 20-F of Infosys Technologies Limited.

KPMG
Bangalore, India
May 2, 2007